EXHIBIT 99.1

CONTACT: John Valaas, President & CEO Roger Mandery, EVP & CFO 425.455.7300	NEWS RELEASE

FIRST MUTUAL BANCSHARES EARNS A RECORD $11 MILLION, OR $1.60 PER SHARE, IN 2006;

BELLEVUE, WA - January 23, 2007 - First Mutual Bancshares, Inc., (NASDAQ: FMSB) the holding company for First Mutual Bank, today reported that the continued strong production and sales of consumer loans offset a decline in the net interest margin, resulting in net income growth of 3% in the fourth quarter and 6% in 2006. For the full year, net income was $11.0 million, or $1.60 per diluted share, compared to $10.3 million, or $1.49 per diluted share a year ago. In the quarter ended December 31, 2006, net income was $2.6 million, or $0.37 per diluted share, compared to $2.5 million, or $0.37 per diluted share in the fourth quarter of 2005. All per share data has been adjusted for the five-for-four stock split distributed on October 4, 2006.

Financial highlights for 2006, compared to 2005, include:

1.  Return on average equity improved to 16.98% and return on average assets increased to 1.01%.

2.  Prime-based business banking loans increased 25%.

3.  Gain on sale of loans more than doubled, reflecting strong sales finance production.

4.  Checking and money market accounts increased 19% while time deposits decreased slightly.

5.  Time deposits decreased to 60% of total deposits, compared to 64% at year-end 2005.

6.  Credit quality remains solid: non-performing assets were 0.32% of total assets at year-end and have since declined to 0.24%.

Management will host an analyst conference call tomorrow morning, January 24, at 7:00 a.m. PST (10:00 a.m. EST) to discuss the results. Investment professionals are invited to dial (303) 262-2211 to participate in the live call. All current and prospective shareholders are invited to listen to the live call or the replay through a webcast posted on www.firstmutual.com. Shortly after the call concludes, a telephone replay will be available for a month at (303) 590-3000, using passcode 11079864#.

“Our loan mix has shifted dramatically in the past few years, reflecting where we can create the most value for our customers and generate the best returns,” stated John Valaas, President and CEO. “Business banking and sales finance together represent just over one-quarter of our total loans, but have become extremely important segments for us. In addition to helping to grow our portfolio of prime-based loans, business banking also brings in checking accounts, which has helped us reduce our dependence on wholesale and other time deposits. Sales finance loans, on the other hand, carry above-market yields and give us a recurring stream of noninterest income, since we sell much of our production every quarter.”

At the end of 2006, income property loans and single-family home loans were each 28% of First Mutual’s loan portfolio, compared to 34% and 25%, respectively, a year earlier. Business banking has grown to 16% of total loans, compared to 13% at the end of 2005. Consumer loans declined to 11% of total loans, versus 13% a year earlier, reflecting continued sales finance loan sales into the secondary market. Single-family custom construction decreased slightly to 8% of total loans, from 10% at year-end 2005, and commercial construction increased to 5% of loans, compared to 3% a year earlier. Speculative single-family construction loans edged up to 4% of total loans, versus 2% at the end of 2005.

“The single-family home loans that we keep in our portfolio have better yields than traditional, conforming mortgages,” Valaas said. “This niche has been growing steadily for us, and allows us to capitalize on the continued strength of the local housing market with much less risk than speculative development and construction loans.”

Despite the shift in loan mix and improving yields, the net interest margin declined to 3.78% in the quarter, compared to 3.94% in the September 2006 quarter and 4.18% in the fourth quarter of 2005. For the full year, the net interest margin dropped to 3.92% in 2006, compared to 4.08% in 2005.

“The net interest margin pressure is a result of our liability costs, as opposed to asset yields,” Valaas said. “The impact of the flat yield curve has been compounded by extreme competition for deposits. Money market accounts, which are typically a low-cost source of funds, now pay substantially better yields than interest-bearing checking accounts, without the customer sacrificing any liquidity. Once long- and short-term rates diverge, I believe that we will be positioned to capitalize on the growth in our low-cost deposit base. Until that time, our net interest margin will likely remain under pressure.”

(more)

FMSB -Record Profits in 2006
January 23, 2007

In 2006, total loan originations were $546 million, compared to $526 million in the previous year. In the fourth quarter of 2006, new loan originations increased 22% to $147 million, compared to $120 million in the same quarter a year ago. Gross loan sales more than doubled relative to the same periods in 2005, totaling $138 million in the full year and $49.7 million in the quarter ended December 31, 2006. Net portfolio loans increased 2% to $884 million, compared to $868 million at the end of December 2005. Total assets declined slightly to $1.08 billion, from $1.09 billion at year-end 2005.

“Loan demand remains high, but we continue to manage our portfolio growth through loan sales,” Valaas said.“As funding costs have continued to escalate, moderating loan growth has allowed us to pay down wholesale borrowings and let some costly time deposits run off.”

Total deposits increased 6% to $806 million at the end of 2006, compared to $761 million a year earlier. Time deposits declined slightly to $485 million, versus $489 million a year ago, while other deposits grew 18% to $320 million, from $271 million at year-end 2005. At year-end 2006, time deposits were 60% of total deposits, compared to 64% at the end of 2005.

During 2006, First Mutual increased its business checking accounts 13% with 302 net new accounts, bringing the total to 2,564 accounts at year-end, with the associated balance rising 22% from year-end 2005. Consumer checking accounts increased by 5%, or 368 net new accounts, to 7,797 at the end of 2006, although the total balance decreased by 7% from a year ago, reflecting the tendency for customers to shift money into money market accounts, which are equally liquid but generate better returns.

In 2006, the yield on earnings assets was 7.49%, up 94 basis points over the 2005 level, while the cost of interest-bearing liabilities was 3.84%, a 110 basis point increase over 2005. In the December 2006 quarter, the yield on earning assets was 7.70%, up 6 basis points from the preceding quarter and 75 basis points from the fourth quarter of 2005. The cost of interest-bearing liabilities was 4.11% in the fourth quarter of 2006, up 8 basis points from the previous quarter and 102 basis points from the same quarter a year ago.

Reflecting the escalating funding costs, the 19% increase in interest income in 2006 was overshadowed by a 47% increase in interest expense. Net interest income was $40.1 million in the year, compared to $40.2 million in 2005. Noninterest income was up 52% in 2006 to $8.1 million, compared to $5.4 million in 2006, primarily due to a $1.7 million year-over-year increase in gain on sale of loans and $400,000 in life insurance proceeds received in the second quarter. Noninterest expense was up 8% to $30.5 million in the year, compared to $28.3 million in 2005, with the expensing of stock options and an increase in loan officer commissions driving up salary and employee benefit expenses.

In the fourth quarter of 2006, interest income was up 10%, while interest expense increased 35% over the same quarter last year. As a result, net interest income was $9.7 million, compared to $10.5 million in the fourth quarter of 2005. Noninterest income grew 57% to $2.0 million, compared to $1.3 million in the fourth quarter of 2005, largely due to a $545,000 increase in gain on sale of loans. Fourth quarter noninterest expense declined 6% to $7.3 million, compared to $7.7 million in the fourth quarter of 2005.

The efficiency ratio was 62.2% for the fourth quarter of 2006 and 63.2% for the full year. Total revenues were $11.7 million in the fourth quarter, compared to $11.8 million in the final quarter of 2005, and were $48.2 million for the full year, versus $45.5 million in 2005.

Non-performing loans (NPLs) were $3.5 million, or 0.38% of gross loans at December 31, 2006, compared to $1.5 million, or 0.16% of gross loans at the end of the preceding quarter, and $897,000, or 0.10% of gross loans a year earlier. Non-performing assets (NPAs) were 0.32 % of total assets at year-end 2006, compared to 0.14% of total assets at the end of the third quarter and 0.08% a year earlier. At year-end 2006, the loan loss reserve was $10.1 million (including a $326,000 liability for unfunded commitments), or 1.11% of gross loans.

First Mutual generated a return on average equity (ROE) of 14.85% in the fourth quarter and 16.98% in 2006, compared to 15.74% and 16.56%, respectively, last year. Return on average assets (ROA) was 0.94% in the fourth quarter and 1.01% for the full year, versus 0.93% and 0.99%, respectively, last year.

First Mutual’s performance has garnered attention from a number of sources. Keefe, Bruyette & Woods named First Mutual to its Honor Roll in 2006, 2005 and 2004 for the company’s 10-year earnings per share growth rate. In September 2006, US Banker magazine ranked First Mutual #38 in the Top 100 Publicly Traded Mid-Tier Banks, which includes those with less than $10 billion in assets, based on its three-year return on equity.

First Mutual Bancshares, Inc. is the parent company of First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area and sales finance offices in Jacksonville, Florida and Mt. Clemens, Michigan.

(more)

FMSB -Record Profits in 2006
January 23, 2007

Income Statement		Quarters Ended
(Unaudited) (Dollars In Thousands, Except Per Share Data)	Three Month	December 31,	September 30,	December 31,	One Year
	Change	2006	2006	2005	Change
Interest Income
Loans Receivable		$19,101	$19,681	$17,109
Interest on Available for Sale Securities		993	1,032	1,202
Interest on Held to Maturity Securities		80	84	98
Interest Other		267	161	104
Total Interest Income	-2%	20,441	20,958	18,513	10%

Interest Expense
Deposits		7,637	6,910	5,453
FHLB and Other Advances		3,142	3,866	2,520
Total Interest Expense	0%	10,779	10,776	7,973	35%

Net Interest Income		9,662	10,182	10,540
Provision for Loan Losses		-492	-267	-325
Net Interest Income After Loan Loss Provision	-8%	9,170	9,915	10,215	-10%

Noninterest Income
Gain on Sales of Loans		868	915	323
Servicing Fees, Net of Amortization		346	297	287
Fees on Deposits		190	182	158
Other		635	916	535
Total Noninterest Income	-12%	2,039	2,310	1,303	56%

Noninterest Expense
Salaries and Employee Benefits		4,121	4,352	4,183
Occupancy		959	1,038	1,029
Other		2,191	2,310	2,486
Total Noninterest Expense	-6%	7,271	7,700	7,698	-6%

Income Before Provision for Federal Income Tax		3,938	4,525	3,820
Provision for Federal Income Tax		1,385	1,524	1,331
Net Income	-15%	$2,553	$3,001	$2,489	3%

EARNINGS PER COMMON SHARE (1):
Basic	-16%	$0.38	$0.45	$0.37	3%
Diluted	-14%	$0.37	$0.43	$0.37	0%

WEIGHTED AVERAGE SHARES OUTSTANDING (1):
Basic		6,671,927	6,655,307	6,609,043
Diluted		6,917,506	6,850,441	6,863,145

(1)	All per share data has been adjusted to reflect the five-for-four stock split paid on October 4, 2006.

(more)

FMSB -Record Profits in 2006
January 23, 2007

Income Statement	Year Ended
(Unaudited) (Dollars In Thousands, Except Per Share Data)	December 31,	December 31,
	2006	2005	Change
Interest Income
Loans Receivable	$74,847	$61,623
Interest on Available for Sale Securities	4,306	4,950
Interest on Held to Maturity Securities	341	392
Interest Other	678	397
Total Interest Income	80,172	67,362	19%

Interest Expense
Deposits	26,910	18,191
FHLB and Other Advances	13,162	8,988
Total Interest Expense	40,072	27,179	47%

Net Interest Income	40,100	40,183
Provision for Loan Losses	(965)	(1,500)
Net Interest Income After Loan Loss Provision	39,135	38,683	1%

Noninterest Income
Gain on Sales of Loans	3,093	1,441
Servicing Fees, Net of Amortization	1,278	1,300
Fees on Deposits	748	630
Other	3,002	1,985
Total Noninterest Income	8,121	5,356	52%

Noninterest Expense
Salaries and Employee Benefits	17,396	16,200
Occupancy	4,050	3,513
Other	9,048	8,625
Total Noninterest Expense	30,494	28,338	8%

Income Before Provision for Federal Income Tax	16,762	15,701
Provision for Federal Income Tax	5,782	5,382
Net Income	$10,980	$10,319	6%

EARNINGS PER COMMON SHARE (1):
Basic	$1.65	$1.55	6%
Diluted	$1.60	$1.49	7%

WEIGHTED AVERAGE SHARES OUTSTANDING (1):
Basic	6,649,660	6,643,270
Diluted	6,848,637	6,928,474

(1)	All per share data has been adjusted to reflect the five-for-four stock split paid on October 4, 2006.

(more)

FMSB -Record Profits in 2006
January 23, 2007

Balance Sheet	December 31,	September 30,	December 31,	Three Month	One Year
(Unaudited) (Dollars In Thousands)	2006	2006	2005	Change	Change
Assets:
Interest-Earning Deposits	$6,990	$1,964	$1,229
Noninterest-Earning Demand Deposits and Cash on Hand	18,372	12,417	24,552
Total Cash and Cash Equivalents:	25,362	14,381	25,781	76%	-2%

Mortgage-Backed and Other Securities, Available for Sale	89,728	93,675	114,450
Mortgage-Backed and Other Securities, Held to Maturity (Fair Value of $5,585, $5,689, and $6,971 respectively)	5,620	5,733	6,966
Loans Receivable, Held for Sale	13,733	11,411	14,684
Loans Receivable	893,431	918,453	878,066	-3%	2%
Reserve for Loan Losses	(9,728)	(10,027)	(10,069)	-3%	-3%
Loans Receivable, Net	883,703	908,426	867,997	-3%	2%

Accrued Interest Receivable	5,534	5,731	5,351
Land, Buildings and Equipment, Net	35,566	35,318	33,484
Federal Home Loan Bank (FHLB) Stock, at Cost	13,122	13,122	13,122
Servicing Assets	4,011	3,295	1,866
Other Assets	2,884	2,845	2,464
Total Assets	$1,079,263	$1,093,937	$1,086,165	-1%	-1%

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Money Market Deposit and Checking Accounts	$313,694	$277,996	$263,445	13%	19%
Savings	6,702	6,972	8,054	-4%	-17%
Time Deposits	485,399	489,946	489,222	-1%	-1%
Total Deposits	805,795	774,914	760,721	4%	6%

Drafts Payable	1,314	989	734
Accounts Payable and Other Liabilities	7,018	8,171	15,707
Advance Payments by Borrowers for Taxes and Insurance	1,583	3,018	1,671
FHLB Advances	171,932	217,698	225,705
Other Advances	4,600	4,600	4,600
Long Term Debentures Payable	17,000	17,000	17,000
Total Liabilities	1,009,242	1,026,390	1,026,138	-2%	-2%

Stockholders’ Equity:
Common Stock $1 Par Value-Authorized, 30,000,000 Shares Issued and Outstanding, 6,673,528, 6,670,269, and 6,621,013 Shares, Respectively	6,674	6,670	6,621
Additional Paid-In Capital	45,119	44,880	43,965
Retained Earnings	19,589	17,642	10,877
Accumulated Other Comprehensive Income:
Unrealized (Loss) on Securities Available for Sale and Interest Rate Swap, Net of Federal Income Tax	(1,361)	(1,645)	(1,436)
Total Stockholders’ Equity	70,021	67,547	60,027	4%	17%

Total Liabilities and Equity	$1,079,263	$1,093,937	$1,086,165	-1%	-1%

(more)

FMSB -Record Profits in 2006
January 23, 2007

Financial Ratios (1)	Quarters Ended			Year Ended
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
Return on Average Equity	14.85%	18.29%	15.74%	16.98%	16.56%
Return on Average Assets	0.94%	1.09%	0.93%	1.01%	0.99%
Efficiency Ratio	62.15%	61.63%	65.01%	63.24%	62.23%
Annualized Operating Expense/Average Assets	2.68%	2.80%	2.87%	2.80%	2.71%
Yield on Earning Assets	7.70%	7.64%	6.95%	7.49%	6.55%
Cost of Interest-Bearing Liabilities	4.11%	4.03%	3.09%	3.84%	2.74%
Net Interest Spread	3.59%	3.61%	3.86%	3.65%	3.81%
Net Interest Margin	3.78%	3.94%	4.18%	3.92%	4.08%

	December 31,	September 30,	December 31,
	2006	2006	2005
Tier 1 Capital Ratio	7.97%	7.61%	7.11%
Risk Adjusted Capital Ratio	12.14%	11.64%	11.21%
Book Value per Share	$10.49	$10.13	$9.07

(1)	All per share data has been adjusted to reflect the five-for-four stock split paid on October 4, 2006.

	Quarters Ended			Year Ended
AVERAGE BALANCES	December 31,	September 30,	December 31,	December 31,	December 31,
(Unaudited) (Dollars in Thousands)	2006	2006	2005	2006	2005
Average Net Loans (Including Loans Held for Sale)	$908,636	$919,627	$873,042	$890,058	$846,043
Average Earning Assets	$1,023,614	$1,035,541	$1,009,727	$1,015,673	$986,513
Average Assets	$1,086,600	$1,098,555	$1,074,586	$1,082,714	$1,044,066
Average Noninterest Bearing Deposits (quarterly only)	$51,952	$46,293	$46,368
Average Interest Bearing Deposits (quarterly only)	$738,402	$721,337	$697,744
Average Deposits	$790,354	$767,629	$744,112	$783,258	$718,045
Average Equity	$68,784	$65,624	$63,227	$65,024	$59,737

(more)

FMSB -Record Profits in 2006
January 23, 2007

LOAN DATA	December 31,	September 30,	December 31,
(Unaudited) (Dollars in Thousands)	2006	2006	2005
Net Loans (Including Loans Held for Sale)	$897,436	$919,837	$882,681
Non-Performing/Non-Accrual Loans	$3,462	$1,532	$897
as a Percentage of Gross Loans	0.38%	0.16%	0.10%
Total Non-Performing Assets	$3,462	$1,532	$897
as a Percentage of Total Assets	0.32%	0.14%	0.08%
Gross Reserves as a Percentage of Gross Loans	1.11%	1.12%	1.13%
(Includes Portion of Reserves Identified for Unfunded Commitments)

ALLOWANCE FOR LOAN LOSSES	Quarters Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Unaudited) (Dollars in Thousands)	2006	2006	2005	2006	2005
Reserve for Loan Losses:
Beginning Balance	$10,027	$9,821	$9,861	$10,069	$9,301
Provision for Loan Losses	511	263	325	639	1,500
Less Net Charge-Offs	(810)	(57)	(117)	(980)	(732)
Balance of Reserve for Loan Losses	$9,728	$10,027	$10,069	$9,728	$10,069

Reserve for Unfunded Commitments:
Beginning Balance	$345	$341	$—	$—	$—
Provision for Unfunded Commitments	(19)	4	—	326	—
Balance of Reserve for Unfunded Commitments	$326	$345	$—	$326	$—

Total Reserve for Loan Losses:
Reserve for Loan Losses	$9,728	$10,027	$10,069	$9,728	$10,069
Reserve for Unfunded Commitments	326	345	—	326	—
Total Reserve for Loan Losses	$10,054	$10,372	$10,069	$10,054	$10,069

This press release contains forward-looking statements, including, among others, the information set forth in the section on ‘Outlook for First Quarter 2007”, statements about our gap and net interest income simulation models, our anticipated fluctuations in net interest income and margins, our anticipated sales of commercial real estate and consumer loans, information about the effect of a decrease in credit insurance and the assumption of credit risks on our sales finance program, statements about the anticipated future charge offs on the sales finance and the community business banking programs, and other matters that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, operations, and prospects, these forward-looking statements are subject to numerous uncertainties and risks, and actual events, results, and developments will ultimately differ from the expectations and may differ materially from those expressed or implied in such forward-looking statements. Factors that could affect actual results include the various factors affecting our acquisition and sales of various loan products, general interest rate and net interest changes and the fiscal and monetary policies of the government, economic conditions in our market area and the nation as a whole; our ability to continue to develop new deposits and loans; our ability to control our expenses; the impact of competitive products, services, and pricing; and our credit risk management.  We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to announce changes in our expectations. There are other risks and uncertainties that could affect us which are discussed from time to time in our filings with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We are not responsible for updating any such forward-looking statements.

(more)

FMSB -Record Profits in 2006
January 23, 2007

FINANCIAL DETAILS
NET INTEREST INCOME
For the quarter and year ended December 31, 2006, our net interest income declined $878,000 and $84,000 relative to the same periods in 2005, as improvements resulting from growth in our earning assets were more than offset by the negative net impacts of asset and liability repricing. The following table illustrates the impacts to our net interest income from balance sheet growth and rate changes on our assets and liabilities, with the results attributable to the level of earning assets classified as “volume” and the effect of asset and liability repricing labeled “rate.”

Rate/Volume Analysis	Quarter Ended			Year Ended
	Dec. 31, 2006 vs. Dec. 31, 2005			Dec. 31, 2006 vs. Dec. 31, 2005
	Increase/(Decrease) due to			Increase/(Decrease) due to
	Volume	Rate	Total	Volume	Rate	Total
Interest Income	(Dollars in thousands)
Total Investments	$472	$(537)	$(65)	$(73)	$(342)	$(415)
Total Loans	762	1,230	1,992	5,074	8,149	13,223
Total Interest Income	$1,234	$693	$1,927	$5,001	$7,807	$12,808

Interest Expense
Total Deposits	$219	$1,965	$2,184	$1,152	$7,567	$8,719
FHLB and Other	(360)	981	621	(360)	4,533	4,173
Total Interest Expense	$(141)	$2,946	$2,805	$792	$12,100	$12,892

Net Interest Income	$1,375	$(2,253)	$(878)	$4,209	$(4,293)	$(84)

Earning Asset Growth (Volume)
For the three- and twelve-month periods ended December 31, 2006, the growth in our earning assets contributed an additional $1.2 million and $5.0 million in interest income compared to the same periods last year. A change in our mix of funding sources contributed an additional $141,000 to our net interest income for the fourth quarter. Over the course of the year, however, the additional deposits and borrowings utilized to fund earning asset growth resulted in $792,000 in incremental interest expense. Consequently, the net impacts of asset growth were improvements in net interest income of $1.4 million and $4.2 million compared to the quarter and twelve months ended December 31, 2005.

Quarter Ending	Earning Assets	Net Loans (incl. LHFS)	Deposits
	(Dollars in thousands)
December 31, 2005	$1,018,449	$882,681	$760,721
March 31, 2006	$1,018,058	$885,295	$783,614
June 30, 2006	$1,036,750	$919,418	$760,344
September 30, 2006	$1,034,332	$919,837	$774,914
December 31, 2006	$1,012,896	$897,436	$805,795

As can be seen in the table above, our earning assets ended 2006 at a level lower than that at the start of the year, with sequential quarter growth occurring only in the second quarter of the year. A substantially higher level of loan sales than in prior years as well as continued runoff of our securities portfolio were significant factors in the lack of growth this year.

The modest increase that occurred in earning assets earlier in the year was attributable to growth in our loan portfolio, with our Business Banking and Residential Lending segments making the most significant contributions. Additionally, our Consumer Lending segment would likely have grown this year, if not for a substantially increased level of loan sales, which totaled approximately $59 million for the year.

The decline observed in the loan portfolio during the fourth quarter was disappointing in that two of the business segments, Business Banking and Residential, that had seen growth in prior quarters experienced a decline in portfolio balances. The Business Banking segment’s loan balances ended the quarter down slightly from the level observed at the end of the third quarter, while the Residential segment’s balances declined more significantly following a reduction in outstanding custom construction loan balances. Additionally, consumer loan balances declined relative to the prior quarter-end, as fourth quarter loan sales totaled nearly $18 million, as did balances of our Income Property segment, based in part on a high level of loan participation sales during the fourth quarter.

Further contributing to the reduction in earning assets this year, our securities portfolio continued to contract, falling approximately $4 million during the fourth quarter and more than $26 million during the twelve months ended December 31, 2006. Over the past several quarters, we have typically found the yields available on investment securities to be significantly less attractive than those on loans, particularly when the funding costs to support the additional assets were taken into account. Consequently, as the securities in our

(more)

FMSB -Record Profits in 2006
January 23, 2007

portfolio have been called or matured, we have generally not replaced the paid-off securities balances, but instead redirected those cash flows to support loan growth. In the event that yields on securities and/or the cost of funding purchases should become more conducive to holding investment securities, we would consider increasing the size of our securities portfolio at that time.

Historically, we have generally relied upon growth in our deposit balances, including certificates issued in institutional markets through deposit brokerage services, to support our asset growth. When our deposit growth has been insufficient to fully support our asset growth, we have utilized advances from the Federal Home Loan Bank of Seattle (FHLB) as an alternative funding source.

For the fourth quarter and twelve-month periods, our total deposit balances increased $30.9 million and $45.1 million, respectively, with non-maturity deposit balances rising in the first quarter, then losing ground over the second and third quarters, and finally increasing significantly in the final quarter of the year. In contrast, time deposit balances, including certificates issued through brokerage services, declined modestly in the first quarter and significantly in the second, then rose substantially in the third quarter, and once again declined modestly in the fourth quarter. With the net growth in deposits and lack of growth in earning assets, we were able to reduce our outstanding borrowings from the FHLB relative to the prior year-end level.

Asset Yields and Funding Costs (Rate)
Adjustable-rate loans accounted for approximately 80% of our loan portfolio as of the 2006 year-end, and the effects of interest rate movements and repricing accounted for $1.2 million and $8.1 million in additional interest income relative to the final quarter and twelve months of last year. On the liability side of the balance sheet, the effects of interest rate movements and repricing increased our interest expense on deposits and wholesale funding by $2.9 million for the quarter and $12.1 million for the year. As a result, for the quarter and twelve months ended December 31, 2006, the net effects of rate movements and repricing negatively impacted our net interest income by $2.3 million and $4.3 million relative to the same periods in 2005.

Quarter Ended	Net Interest Margin
December 31, 2005	4.18%
March 31, 2006	4.02%
June 30, 2006	3.91%
September 30, 2006	3.94%
December 31, 2006	3.78%

While we had indicated in our third quarter press release that we expected to see some compression of our net interest margin in the remainder of the year, our margin fell short of the 3.85% to 3.90% range in our forecast, totaling 3.78% for the final quarter of 2006. This forecast for the margin had been based on the assumptions that we would experience $10 million to $15 million in loan portfolio growth and approximately $6 million in deposit growth for the quarter. Instead, as previously noted, we experienced a substantial decrease in our loan portfolio during the fourth quarter, including balance reductions among some of our higher-yielding loan types. At the same time, funding costs continued to rise based on competition for deposit balances in our local market as well as movements in our deposit mix. For example, much of the growth observed in our non-maturity deposit balances came in the form of high-balance, high-yield money market balances.

Additionally, it is worth noting that one of the factors contributing to the compression in our net interest margin has been the increased sales of sales finance loans, which are generally among our highest-yielding assets. However, while sales of these loans negatively impacts our net interest margin, they result in substantial noninterest income, including gains on loan sales recognized at the times of the transactions, as well as servicing fee income earned on an ongoing basis following the sales.

Net Interest Income Simulation
The results of our income simulation model constructed using data as of November 30, 2006 indicate that relative to a “base case” scenario described below, our net interest income over the next twelve months would be expected to rise by 2.20% in an environment where interest rates gradually increase by 200 bps over the subject timeframe, and 0.22% in a scenario in which rates fall 200 bps. The magnitudes of these changes suggest that there is little sensitivity in net interest income from the “base case” level over the twelve-month horizon, with relatively consistent net interest income in all three scenarios.

The changes indicated by the simulation model represent variances from a “base case” scenario, which is our forecast of net interest income assuming interest rates remain unchanged from their levels as of the model date and that no balance sheet growth, contraction, or changes in composition occur over the forecasted timeframe regardless of interest rate movements. The base model does, however, illustrate the future effects of rate changes that have already occurred but have not yet flowed through to all the assets and liabilities on our balance sheet. These changes can either increase or decrease net interest income, depending on the timing and magnitudes of those changes.

Gap Report
In addition to the simulation model, an interest “gap” analysis is used to measure the matching of our assets and liabilities and exposure to changes in interest rates. Certain shortcomings are inherent in gap analysis, including the failure to recognize differences in the frequencies and magnitudes of repricing for different balance sheet instruments. Additionally, some assets and liabilities may have similar maturities or repricing characteristics, but they may react differently to changes in interest rates or have features that limit the

(more)

FMSB -Record Profits in 2006
January 23, 2007

effect of changes in interest rates. Due to the limitations of the gap analysis, these features are not taken into consideration. As a result, we utilize the gap report as a complement to our income simulation and economic value of equity models.

Based on our November 30, 2006 model, our one-year gap position totaled -5.2%, implying liability sensitivity, with more liabilities than assets expected to mature, reprice, or prepay over the following twelve months. This was little changed from the -5.3% and -5.9% gap ratios as of the 2005 year-end and quarter ended September 30, 2006.

NONINTEREST INCOME
Continuing the trend observed through the first three quarters of the year, our fourth quarter noninterest income increased $737,000, or nearly 57% relative to last year. While the additional income resulted primarily from significant increases in loan sales and resulting gains thereon, most categories of noninterest income showed improvement relative to the fourth quarter of 2005.

For the year, noninterest income increased nearly $2.8 million, or 52% relative to 2005, with the higher level of gains on loan sales again making the most significant contribution to the additional income. Proceeds received from an insurance policy in the second quarter of this year also contributed to the increase, as did gains recognized from the marking-to-market of hedging instruments.

	Quarter Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Gains/(Losses) on Loan Sales:
Consumer	$736,000	$0	$2,698,000	$820,000
Residential	25,000	230,000	92,000	350,000
Commercial	107,000	93,000	303,000	271,000
Total Gains on Loan Sales	$868,000	$323,000	$3,093,000	$1,441,000

Loans Sold:
Consumer	$17,725,000	$0	$58,755,000	$17,883,000
Residential	13,559,000	16,489,000	49,373,000	38,019,000
Commercial	18,399,000	5,410,000	29,973,000	11,310,000
Total Loans Sold	$49,683,000	$21,899,000	$138,101,000	$67,212,000

Continuing the trend from the first three quarters of this year, our fourth quarter gains on loan sales, primarily consumer loans, significantly exceeded those of the prior year. For the quarter, gains on loan sales increased $545,000, or 169% over the fourth quarter of last year. On a year-to-date basis, gains were up nearly $1.7 million, more than double the prior year’s level.

In recent quarters we have noted an increased level of interest in our consumer loans in the secondary market, and that we expected sales of these loans to increase relative to historical sales levels. For the fourth quarter of 2006, consumer loan sales totaled approximately $18 million, which was at the upper end of the range estimated in the outlook presented in our third quarter press release. Based on our current levels of loan production and market demand, our expectation is for our first quarter 2007 consumer loan sales to total in the $12 million to $18 million range, which should equal or exceed the level sold in the first quarter of 2006. Note that these expectations may be subject to change based on changes in loan production, market conditions, and other factors.

While gains on residential loan sales declined significantly relative to the prior year, the reduction was attributable to an unusual event in the fourth quarter of 2005, the sale of approximately $5.4 million in “interest only” residential mortgages. The 2006 results are more in line with our expectations for loan sales and gains thereon. As compared to the markets for our consumer and commercial loan sales, the market for residential loan sales is significantly larger and more efficient. As a result, residential loan sales are typically sold for very modest gains or potentially even at slight losses when interest rates are rising quickly. We believe the construction phase to be the most profitable facet of residential lending and the primary objective in a residential lending relationship. Following the construction process, our practice is to retain in our portfolio those residential mortgages that we consider to be beneficial to the bank, but to sell those that we consider less attractive assets. Included in these less attractive assets would be those mortgages with fixed rates, which we offer for competitive reasons. Additionally, as residential loans are typically sold servicing released, sales do not result in future servicing income.

After selling participations in several commercial real-estate loans during the second and third quarters, additional participations were transacted in the final quarter of 2006, resulting in quarterly and year-to-date gains comparable to those recognized in 2005. While our current expectation is that we will continue our commercial real-estate loan sales, we would reiterate our comment made in previous quarters that commercial real-estate loan transactions, particularly those that are candidates for sales of participations to other institutions, tend to be larger-dollar credits and unpredictable in their timing and frequency of occurrence. As a result, the volumes of commercial real-estate loans sold, and gains thereon, will vary considerably from one quarter to the next depending on the timing of the loan and sales transactions.

(more)

FMSB -Record Profits in 2006
January 23, 2007

Service Fee Income/(Expense)
	Quarter Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Consumer Loans	$415,000	$273,000	$1,345,000	$1,228,000
Commercial Loans	(71,000)	10,000	(62,000)	69,000
Residential Loans	2,000	4,000	(5,000)	3,000
Service Fee Income	$346,000	$287,000	$1,278,000	$1,300,000

Servicing fee income represents the net of servicing income received less the amortization of servicing assets, which are recorded when we sell loans from our portfolio to other investors. The values of these servicing assets are determined at the time of the sale using a valuation model that calculates the present value of future cash flows for the loans sold, including cash flows related to the servicing of the loans. The servicing asset is recorded at allocated cost based on fair value. The servicing rights are then amortized in proportion to, and over the period of, the estimated future servicing income.

For both the quarter and the year ended December 31, 2006, service fee income earned on consumer loans serviced for other investors exceeded that earned in the same period of the prior year. This improvement was based on a significant increase in the balances of consumer loans serviced, which was in turn a product of the increased volume of loan sales in 2006. Partially offsetting the additional service fee income from these higher balances was an increase in servicing asset amortization expense relative to the level of gross service fee income received. The amortization of servicing assets is reviewed on a quarterly basis, taking into account market discount rates, anticipated prepayment speeds, estimated servicing cost per loan, and other relevant factors. These factors are subject to significant fluctuations, and any projection of servicing asset amortization in future periods is limited by the conditions that existed at the time the calculations were performed, and may not be indicative of actual amortization expense that will be recorded in future periods.

In the case of commercial loans serviced, two large pools were paid off in the fourth quarter of 2006. This required us to immediately write-off the remaining $75,000 in servicing assets associated with these credits, which resulted in the quarter and year-to-date losses presented above.

In contrast to consumer and commercial loans, residential loans are typically sold servicing released, which means we no longer service those loans once they are sold. Consequently, we do not view these loans as a significant source of servicing fee income.

Fees on Deposits
Fee income earned on our deposit accounts increased $32,000, or nearly 21%, compared to the fourth quarter of last year, and $118,000, or 19% on a year-to-date basis. The improvement over the prior year level is attributable to increased NSF fees and checking account service charges, which have grown as we have continued our efforts to expand our base of business and consumer checking accounts.

Other Noninterest Income

	Quarter Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Debit Card/Wire/Safe Deposit Fees	$88,000	$70,000	$328,000	$258,000
Late Charges	79,000	61,000	268,000	207,000
Loan Fee Income	221,000	178,000	766,000	647,000
Rental Income	191,000	156,000	726,000	627,000
Miscellaneous	56,000	70,000	914,000	246,000
Other Noninterest Income	$635,000	$535,000	$3,002,000	$1,985,000

Loan fee income increased relative to both the quarter and twelve months ended December 31, 2005 based on a higher level of non-deferred loan fees, particularly in our Business Banking and Residential Lending areas. These typically include fees collected in connection with loan modifications or extensions. Additionally, loan prepayment fees increased by approximately $15,000, or 10%, relative to the fourth quarter of last year, but totaled $11,000, or 2%, less for the twelve months ended December 31, 2006 compared to the prior year.

Rental income also increased significantly relative to the prior year, as the second quarter of 2006 brought the arrival of a new tenant in the First Mutual Center building, as well as a recovery of some 2005 operating expenses from other tenants in the building.
(more)

FMSB -Record Profits in 2006
January 23, 2007

We continued to observe significant growth in our Debit Card/Wire/Safe Deposit Fees, which totaled $88,000 for the quarter and $328,000 on a year-to-date basis, representing increases of 25% and 27% over the same periods in 2005. Most of this growth is attributable to debit card fee income, which we expect to continue rising as checking accounts become a greater piece of our overall deposit mix.

Gains on hedging instruments for our commercial real estate loan portfolio, which represents the change in fair value of interest-rate derivatives, contributed $182,000 in income for the year, including $138,000 during the third quarter. Accounting rules require any change in the fair value of such instruments to be reflected in the current period income. Losses on related instruments counteracted, and are expected to counteract, any income earned from this source. The fair value losses on these additional instruments are reflected in our noninterest expense. These derivatives, which are evaluated each quarter, were utilized to hedge interest rate risk associated with extending longer-term, fixed-rate periods on commercial real-estate loans, and structured such that a gain on any given derivative is matched against a nearly identical loss on an offsetting derivative, resulting in essentially no net impact to the bank’s earnings. To the extent that we continue to offer similar longer-term, fixed-rate periods on commercial real-estate loans in the future, and use similar derivative structures to manage interest rate risk, this income, as well as the offsetting expense, would be expected to increase in future periods.

NONINTEREST EXPENSE
Contrary to its usual trend, our fourth quarter noninterest expense declined approximately $427,000, or nearly 6% from its level in the fourth quarter of 2005, as reductions were observed in most major expense categories. On a year-to-date basis, however, noninterest expense increased nearly $2.2 million, or approximately 8% from the prior year’s total. While personnel related expenses represented the most significant increase in operating costs for the year, occupancy and other noninterest expenses also increased substantially relative to 2005.

Salaries and Employee Benefits Expense
Following a year-over-year increase of $613,000, or 16% in the third quarter of 2006, our fourth quarter salary and benefit expense declined $62,000, or 1% relative to the fourth quarter of last year. For the year, salary and employee benefit expense increased $1.2 million, or 7% over the prior year’s level, based on a substantially higher level of salary expense, again including expense related to stock options, which was not reflected in the 2005 total.

	Quarter Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Salaries	$3,572,000	$3,284,000	$13,879,000	$12,577,000
Less Amount Deferred With Loan Origination Fees (FAS 91)	(394,000)	(550,000)	(1,658,000)	(2,169,000)
Net Salaries	$3,178,000	$2,734,000	$12,221,000	$10,408,000

Commissions and Incentive Bonuses	538,000	652,000	2,218,000	2,525,000
Employment Taxes and Insurance	196,000	198,000	989,000	949,000
Temporary Office Help	41,000	70,000	219,000	277,000
Benefits	168,000	529,000	1,749,000	2,041,000
Total	$4,121,000	$4,183,000	$17,396,000	$16,200,000

Relative to the prior year, net salaries expense grew $444,000, or 16%, for the quarter, and $1.8 million, or 17%, for the year. A large part of the increase for both periods has been attributable to expensing stock option compensation in accordance with Statement of Financial Accounting Standard (SFAS) 123-R, which we adopted effective January 1, 2006. Expense related to stock option compensation totaled $197,000 in the fourth quarter, up from $135,000, $125,000, and $175,000 in the first, second, and third quarters of 2006, respectively. As SFAS 123-R had not been adopted in 2005, no expense was recognized last year. We had noted in our third quarter press release that an increase in stock option expense of approximately 12% was anticipated for the fourth quarter based on the timing of options granted.

Further contributing to the growth in salary expense was a significant reduction in the deferral of salary costs related to loan originations. In accordance with current accounting standards, certain loan origination costs, including some salary expenses tied to loan origination, are deferred and amortized over the life of each loan originated, rather than expensed in the current period. Operating costs are then reported in the financial statements net of these deferrals. The amount of expense subject to deferral and amortization can vary from one period to the next based upon the number of loans originated, the mix of loan types, and year-to-year changes in “standard loan costs.”

(more)

FMSB -Record Profits in 2006
January 23, 2007

For the year, the amount of salary expense deferred by our Income Property and Residential Lending areas has run below the levels deferred in 2005, resulting in higher current period expenses. In the case of our Residential lending area, both the number of loans originated in 2006, as well as the deferred costs associated with originations, declined relative to last year. In contrast, while our Income Property department’s originations through the first nine months of this year were comparable to last year, the mix of loans changed substantially, with a greater volume of construction loans, which resulted in a much lower level of expense deferral. In the fourth quarter, expense deferrals for the Income Property area returned to a level comparable to the prior year, while deferrals for the Residential Lending area remained well below those of 2005.

Also contributing to the escalation in regular compensation expense were the annual increases in staff salaries, which took effect in April 2006 and generally fell within the 2% to 4% range.

For both the quarter and the year, commissions and incentive compensation declined relative to the 2005 levels, based in large part on the elimination of the general staff bonus for 2006. For those personnel not participating in a specified commission or incentive compensation plan, we maintain a separate bonus pool, with accruals made to the pool at the end of each quarter based on our year-to-date performance. Based on our results in 2005, expenses related to this bonus totaled $249,000 for the year. By comparison, based on our results for 2006, we have elected to forego the staff bonus for the year, resulting in a substantial reduction relative to the prior year’s total incentive compensation expense.

Among the other categories of incentive compensation, loan officer commissions for both the quarter and year were little changed compared to their 2005 levels, while declines of $20,000 and $53,000, or 15% and 10%, were observed in other incentive compensation for the quarter and year. The incentive compensation plans for loan production staff tend to vary directly with the production of the business lines. Other incentive compensation includes payments to all areas of the bank, but consists primarily of bonuses paid to banking center personnel.

Expenditures on temporary office help declined significantly relative to prior year levels based on reductions in usage by our executive, accounting, consumer loan administration, and customer service areas. Temporary office help is frequently used to staff positions left vacant as a result of employee turnover. As permanent employees were placed in these positions, reliance upon temporary staff was reduced.

Employee benefit expense also declined significantly relative to the prior year, falling $361,000, or 68%, compared to the fourth quarter of 2005, and $294,000, or 14%, for the year. These reductions were primarily attributable to a decision in the fourth quarter to forego an annual contribution to our 401K profit sharing plan for 2006. Based on this decision, we reversed the accruals that had been made towards such a contribution over the course of the year. As this represents an unusual occurrence, the benefits expense incurred for the fourth quarter of 2006 should not be considered indicative of an expected future run rate for our benefits expense.

Occupancy Expense
For the quarter, occupancy expense declined nearly $70,000, or 7%, compared to the fourth quarter of 2005, but increased $537,000, or 15%, for the year. Contributing significantly to the additional expense for the year was a substantial increase in depreciation expense for several of our remodeled banking centers and sections of our First Mutual Center building. We also relocated the West Seattle Banking Center to a new facility in 2006.

	Quarter Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Rent Expense	$66,000	$80,000	$288,000	$322,000
Utilities and Maintenance	181,000	202,000	763,000	685,000
Depreciation Expense	506,000	507,000	2,060,000	1,651,000
Other Occupancy Expenses	206,000	240,000	939,000	855,000
Total Occupancy Expense	$959,000	$1,029,000	$4,050,000	$3,513,000

Depreciation expense rose approximately $409,000, or 25% relative to the prior year, as a result of the previously noted new buildings and improvements. In addition, depreciation related to items such as furniture, fixtures, and computer networking equipment also increased relative to 2005 levels, as the construction and renovation projects were typically accompanied by new furnishings and equipment. For the quarter, depreciation was little changed from the prior year, as most major improvements had been completed by the fourth quarter of 2005.

For the fourth quarter, our utilities and maintenance expenses fell over $21,000, or nearly 11% relative to the same quarter in 2005. This reduction was primarily the result of a large maintenance expense at our Monroe Banking Center in November of 2005. Without a similar expense in 2006, overall costs for the quarter were down from their prior year level. For the year, utilities and maintenance expenses increased $78,000, or 11%, over their 2005 level. In addition to higher utilities rates this year, several projects completed in the banking centers and at First Mutual Center contributed to the increased costs. These projects included, among other things, new

(more)

FMSB -Record Profits in 2006
January 23, 2007

signage, removing old signage at the previous West Seattle Banking Center location, landscaping, and HVAC and window film repairs at First Mutual Center.

Rent expense was lower for both the quarter and year based on the closings of Income Property lending offices as well as the relocation of the West Seattle Banking Center from a leased space to a new building that we own.

Within the other occupancy costs category, small fixed asset purchases, which are expensed rather than capitalized, represented the most significant component of the reduction relative to the fourth quarter of 2005, declining $47,000. This reduction was attributable to furniture and equipment purchases made as part of the previously mentioned remodel and renovation projects in 2005. Without similar projects occurring this year, expenditures for these items totaled less than in 2005. For the year, the increase in other occupancy costs over the 2005 level was attributable to additional expenditures for real estate taxes, equipment maintenance, security systems, and software licensing. Real estate taxes rose $36,000 compared to 2005 as a result of annual increases in taxes paid on bank properties, as well as property taxes on the land purchased for our new Canyon Park Banking Center. Maintenance costs for computers and equipment rose by $26,000 for the year based in part on a change in the management of, and contract for, office equipment such as printers and copy machines. Additionally, security system and software licensing expenses increased $20,000 and $13,000 over the prior year.

Other Noninterest Expense
For the quarter, other noninterest expense declined $295,000, or nearly 12%, relative to the final quarter of last year based on significant reductions in legal fees, marketing expenditures, and miscellaneous noninterest expenses. For the year, other noninterest expense increased $423,000, or 5%, compared to the prior year, as increased expenditures for credit insurance, taxes, and miscellaneous noninterest expenses including losses on hedging instruments more than offset a substantial decline in marketing and public relations expense.

	Quarter Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Marketing and Public Relations	$252,000	$333,000	$983,000	$1,389,000
Credit Insurance	447,000	463,000	1,782,000	1,506,000
Outside Services	215,000	249,000	832,000	763,000
Information Systems	232,000	226,000	906,000	931,000
Taxes	162,000	127,000	670,000	490,000
Legal Fees	100,000	236,000	520,000	501,000
Other	783,000	852,000	3,355,000	3,045,000
Total Other Noninterest Expense	$2,191,000	$2,486,000	$9,048,000	$8,625,000

Compared to the fourth quarter of last year, legal fees declined $136,000, or 58%, based on lower expenditures across all of our business lines as well as for general corporate purposes. With this substantial fourth quarter reduction, legal fees for the twelve months ended December 31, 2006 were up only $19,000, or approximately 4%, over the level incurred in 2005. Prior to the fourth quarter, legal expenses had been running in excess of the prior year’s level, primarily as a result of our Sales Finance operations. The growth in that department’s legal expense was associated with a biennial compliance review of our lending practices in the numerous states in which the Sales Finance area conducts business.

Further contributing to the reduction in the quarter’s operating costs was a decline in our marketing and public relations expenses of $81,000, or 24%. For the year, marketing expense totaled $406,000, or 29%, less than the prior year, as we had reduced marketing expenditures across all departments throughout most of the year.

After rising 28% over prior year levels in the first three quarters of the year, our credit insurance premium costs fell nearly 4% in the fourth quarter compared to the same period in 2005. For the year, credit insurance expense rose $276,000, or 18%, over the prior year. It is our expectation that expenditures for credit insurance will decline in future quarters. The majority of credit insurance premiums are attributable to our sales finance loans, including both those loans retained in our portfolio as well as those loans serviced for other institutions. After evaluating our use of credit insurance, we concluded that the benefits of the insurance no longer outweighed the costs and chose to forego the insurance and assume the credit risk on future sales finance loan production. Loans insured prior to August 1, 2006 will remain insured under previous policies. Some loans originated on or after August 1, 2006, were sold to institutional investors with insurance placed prior to sale. These loans will be insured under the new policy effective August 1, 2006. All other loan volumes originated on or after August 1 will not be insured. To a much lesser extent, residential land loans and a small percentage of the consumer and income property loan portfolios are also insured. While these insured balances may continue to increase in future quarters, the premiums paid on these balances are sufficiently small relative to those paid on sales finance loans such that total premiums paid would still be expected to decline.

(more)

FMSB -Record Profits in 2006
January 23, 2007

Relative to prior year levels, our tax expense rose 27% for the quarter and 37% for the year due to increased business and occupation taxes. In addition to an increase in taxes resulting from income received from sales of consumer loans, the twelve-month total also reflects a $35,000 settlement with the Washington State Department of Revenue on our B&O tax audit.

Additionally, for the year, losses on hedging instruments, which represent the change in fair value of interest-rate derivative instruments for our commercial real estate loan portfolio, resulted in $184,000 in noninterest expense, including $138,000 in the third quarter. As was the case with the previously mentioned gains on hedging instruments, accounting rules require any change in the fair value of such instruments to be reflected in the current period income. Additionally, as also previously noted, the losses incurred on these derivatives were essentially negated by gains on corresponding instruments. These derivatives are associated with longer-term, fixed-rate commercial real-estate loans, and are evaluated each quarter. The derivatives were utilized to hedge interest rate risk associated with these loans and structured such that a gain on any given derivative is matched against a nearly identical loss on a corresponding derivative, resulting in essentially no net impact to the bank’s earnings. To the extent that we continue to offer similar longer-term, fixed-rate maturities on commercial real estate loans in the future and use similar derivative structures to manage interest rate risk, this income, as well as the offsetting expense, would be expected to increase in future periods.

ASSET QUALITY
The provision for loan loss for the quarter was $492,000 and compares to a provision of $325,000 in the same quarter of last year. The provisions for the first three quarters of 2006 totaled $473,000, bringing the total provision for the year to $965,000. That figure compares to a provision in 2005 of $1,500,000.

The increase in the loan loss provision in fourth quarter was prompted by a rise in net charge-offs from $170,000 in the first nine months of 2006 to $810,000 in the fourth quarter. Also adding to the need for a larger provision in the fourth quarter was an increase in nonperforming assets from $1.5 million as of September 30, to $3.5 million at year-end. Partially offsetting the effects of the growth in charge-offs and nonperforming assets was a $22 million decline in the loan portfolio in the fourth quarter.

Noted in the following table are the net charge-offs by loan area and the relative size of their portfolios. Over 70%, of the charge-offs occurred in two of the smaller portfolios, Community Business Banking and Sales Finance.

Business Line	Net Charge-Offs, 4th Quarter	Net Charge-Offs/(Recoveries), 3rd Quarter	Loan Portfolio as of December 31, 2006
Community Business Banking	$228,000	$76,000	$13,583,000
Sales Finance	344,000	63,000	70,786,000
Consumer	3,000	0	26,392,000
Residential	235,000	(82,000)	356,231,000
Income Property	0	0	295,251,000
Business Banking	0	0	131,188,000
Total	$810,000	$57,000	$893,431,000

Community Business Banking (CBB) represents less than 2% of the portfolio, yet accounted for 28% of the charge-offs for the quarter. We had a similar disappointment in the third quarter wherein the charge-offs for that business line were out of proportion to the size of the portfolio. Prior to the third quarter net charge-offs for CBB were $5,000. We have taken actions to correct this problem, including a review of our underwriting procedures and greater oversight of the underwriting of these loans. We don’t anticipate continued charge-offs at the levels experienced in the last two quarters, in part because the loss experienced in fourth quarter was largely attributable to a single loan.

The charge-offs in the Sales Finance business line are within our expectations for that area. Net charge-offs for the year totaled $575,000, which included gross charge-offs of $880,000 offset by $305,000 in recoveries. We anticipate that we will see increased charge-offs in this area in 2007 as we have changed our policy of purchasing credit insurance on loans with low FICO scores. Prior to last fall we placed credit coverage on many loans with FICO scores below the 720 level, however, since then we have self-insured those loans, which reduces insurance costs, but increases the level of charge-offs. Loans with FICO scores of 720 and below account for 20-30% of loans originated. The insurance cost for those loans had previously ranged from 2-2.5% a year, and we expect charge-offs to be commensurate with that level of insurance expense.

The charge-off experience with the Residential business line was unusual. In the third quarter we had net recoveries of $82,000 and net recoveries of $60,000 in the first half. All of our charge-offs occurred with custom construction loans in the Oregon market, and we have subsequently carefully scrutinized the portfolio in that market. The Residential portfolio has traditionally had an excellent record of credit quality. We have since reviewed our underwriting procedures for that area and changed our oversight of the Underwriting Department. We are hopeful that the steps we have taken will restore the credit quality that has characterized this portfolio in the past.

(more)

FMSB -Record Profits in 2006
January 23, 2007

Nonperforming Assets/Assets increased from 0.14% in the third quarter to 0.32% at year-end 2006. Although that level of nonperforming assets is well within industry standards, it is at the upper range of our historical experience. Noted below are the ratios from 1998 and the comparative industry ratios.

Year	First Mutual Bank	FDIC Insured Commercial Banks
1998	0.07%	0.65%
1999	0.06%	0.63%
2000	0.38%	0.74%
2001	0.08%	0.92%
2002	0.28%	0.94%
2003	0.06%	0.77%
2004	0.10%	0.55%
2005	0.08%	0.48%
First Quarter 2006	0.05%	0.47%
Second Quarter 2006	0.03%	0.46%
Third Quarter 2006	0.14%	0.48%
Fourth Quarter 2006	0.32%	N/A

At year-end 2006 our nonperforming assets totaled $3.5 million, of which $865,000 have subsequently paid in full, bringing our nonperforming assets down to $2.6 million, or 0.24% as of January 8, 2007. We have three custom construction loans in the Oregon market totaling $1.0 million for which we have already taken impairment charges of $235,000. We don’t anticipate any further significant losses on those loans. A fourth residential loan also in that market, for $825,000, appears to be fully collectable. We have one other residential loan in the Puget Sound area with a loan balance of $167,000, on which we do not expect any loss.

The remaining loans are sales finance loans, most of which are covered by credit insurance and one equipment lease.

Listed below is a compilation of the loans that comprise our non-performing assets:

Two multi-family loans in Oregon. No anticipated loss. Paid in full January 2007	$865,000
One single-family residential loan in Oregon. No anticipated loss.	825,000
Two custom construction loans in Oregon market. Impairment charges taken in 2006. No further losses anticipated.	660,000
Sixty-seven consumer loans. Full recovery expected from insurance claims.	421,000
Custom construction loan in Oregon. Impairment charges taken in 2006. No further loss anticipated.	376,000
One single-family residential loan in the Puget Sound market. No anticipated loss.	167,000
One equipment lease. No anticipated loss.	62,000
Six consumer loans. No anticipated loss.	34,000
Three insured consumer loans from insured pools that have exceeded the credit insurance limit. Possible loss of $29,000.	29,000
Four consumer loans. Possible loss of $23,000.	23,000
Total Non-Performing Assets	$3,462,000

PORTFOLIO INFORMATION
Commercial Real Estate Loans
The average loan size (excluding construction loans) in the Commercial Real Estate portfolio was $726,000 as of December 31, 2006, with an average loan-to-value ratio of 63%. At quarter-end, two of these commercial loans were delinquent for over 90 days and two more for 30 days. Small individual investors or their limited liability companies and business owners typically own the properties securing these loans. At quarter-end, the portfolio was 40% residential (multi-family or mobile home parks) and 60% commercial.

The loans in our commercial real estate portfolio are well diversified, secured by small retail shopping centers, office buildings, warehouses, mini-storage facilities, restaurants and gas stations, as well as other properties classified as general commercial use. To diversify our risk and to continue serving our customers, we sell participation interests in some loans to other financial institutions. About 16% of commercial real estate loan balances originated by the bank have been sold in this manner. We continue to service the customer’s loan and are paid a servicing fee by the participant. Likewise, we occasionally buy an interest in loans originated by other lenders. About $17 million of the portfolio, or 6%, has been purchased in this manner.

(more)

FMSB -Record Profits in 2006
January 23, 2007

Sales Finance (Home Improvement) Loans
Our Sales Finance loan portfolio balance decreased by $7 million to $71 million, reflecting $19 million in new loan production, $18 million in loan sales, and loan prepayments that ranged from 30%-40% (annualized). The Sales Finance servicing portfolio (including loans serviced for others) increased by $5 million in the fourth quarter and $21 million year-to-date to a total of $147 million. Our average new loan amount was $10,900 in the fourth quarter. The average loan balance in the servicing portfolio is $9,200, and the yield on this portfolio is 10.59%.

During the fourth quarter of 2006, we made significant changes as to how we manage the Sales Finance loan portfolio. After evaluating our use of credit insurance, we chose to stop insuring sales finance loans. We concluded that the benefits of the insurance no longer outweigh the costs, and going forward, we will undertake the credit risk of these loans. The loans insured prior to August 1, 2006, will remain insured under previous policies. Some of the loans originated in August and September 2006 were sold and insurance was placed prior to sale. No loans originated in the fourth quarter were insured.

We now offer investors two purchase options, one that includes limited credit recourse to First Mutual Bank and the other with no credit recourse. The limited recourse option includes a lower pass-through rate on the purchased pool, designed to approximate the insurance coverage previously offered to investors, and is limited to an agreed-upon level of losses. If the loss limit is reached on a pool of loans, the investor is solely responsible for additional losses. During the fourth quarter of 2006, we sold $3.5 million with limited recourse, with an exposure limit of 10% of the balance of the loans. The impact of these limited recourse agreements was an expense of $274,000, which was offset against the gain on loan sale. We ended the quarter with a $275,000 limited recourse obligation on the balance sheet.

We continue to manage the portfolio by segregating it into its uninsured and insured balances. The uninsured balance totaled $45 million at the end of the fourth quarter 2006, while the insured balance amounted to $26 million. We are responsible for loan losses on uninsured loans in our portfolio and, as illustrated in the following table, the charge-offs for that portion of the portfolio have ranged from a low of $55,000 in net recoveries in the second quarter 2006 to a high of $344,000 in charge-offs in the fourth quarter.

UNINSURED PORTFOLIO - BANK BALANCES
	Bank Balance	Net Charge-Offs	Charge-offs (% of Bank Portfolio)	Delinquent Loans (% of Bank Portfolio)*
December 31, 2005	$52 million	$ 93,000	0.18%	1.04%
March 31, 2006	$47 million	$ 223,000	0.47%	0.77%
June 30, 2006	$50 million	$(55,000)	(0.11%)	0.87%
September 30, 2006	$48 million	$ 63,000	0.13%	1.22%
December 31, 2006	$45 million	$344,000	0.76%	1.28%

Losses that we sustain in the insured portfolio are reimbursed by an insurance carrier. As shown in the following table, the claims to the insurance carriers have varied in the last five quarters from a low of $483,000 to as much as $1 million in the fourth quarter of 2005. The standard limitation on loss coverage for this portion of the portfolio is 10% of the original pool of loans for any given pool year.

INSURED PORTFOLIO - BANK AND INVESTOR LOANS
	Claims Paid	Claims (% of Insured Balance)	Delinquent Loans (% of Bank Portfolio)*
December 31, 2005	$1,023,000	1.87%	3.43%
March 31, 2006	$ 985,000	1.81%	3.46%
June 30, 2006	$ 483,000	0.86%	3.22%
September 30, 2006	$ 555,000	0.97%	5.97%
December 31, 2006	$ 946,000	1.83%	5.69%

In March 2006, the pool for the policy year 2002/2003 reached the 10% cap from Insurer #1. Periodically, as Insurer #1 experiences recoveries on losses, a portion of the recovery is added back to the remaining loss limit on the 2002/2003 pool.

Loans with credit insurance in place account for 35% of our servicing portfolio balance. The table below shows the details of the insurance policies in place for both bank-owned and investor-owned loans.

Insurer #1
						Remaining
		Current	Original		Remaining	Limit as %	Current
Policy	Loans	Loan	Loss	Claims	Loss	of Current	Delinquency
Year	Insured	Balance	Limit	Paid	Limit	Balance	Rate
2002/2003	$21,442,000	$ 6,810,000	$2,144,000	$2,217,000	$0	0.00%	5.17%
2003/2004	$35,242,000	$14,464,000	$3,524,000	$3,161,000	$363,000	2.51%	6.56%
2004/2005	$23,964,000	$13,617,000	$2,396,000	$1,319,000	$1,077,000	7.91%	5.27%

(more)

FMSB -Record Profits in 2006
January 23, 2007

Policy years close on 9/30 of each year.

Insurer #2
						Remaining
		Current	Original		Remaining	Limit as %	Current
Policy	Loans	Loan	Loss	Claims	Loss	of Current	Delinquency
Year	Insured	Balance	Limit	Paid	Limit	Balance	Rate
2005/2006	$19,992,000	$14,072,000	$1,999,000	$423,000	$1,576,000	11.19%	3.22%
2006/2007	$2,965,000	$2,739,000	$297,000	$0	$297,000	10.84%	3.51%

Policy year closes on 7/31 of each year.

* When preparing the delinquency calculations for fourth quarter, we discovered errors in the data used to calculate the delinquency percentages in past reports. The delinquency numbers in these two tables had been previously reported between 0.02% and 0.17% higher than in this quarter’s corrected report. The exception is the second quarter 2006 Uninsured Portfolio - Bank Balances table which had been reported as 0.58%, instead of the correct value of 0.87%.

Residential Lending
The residential lending portfolio (including loans held for sale) totaled $330 million on December 31, 2006. This represents a decrease of $1 million from the end of the previous quarter. The breakdown of that portfolio at December 31, 2006 was:
	Bank Balance	% of Portfolio
Adjustable rate permanent loans	$192 million	58%
Fixed rate permanent loans	$23 million	7%
Residential building lots	$36 million	11%
Disbursed balances on custom construction loans	$70 million	21%
Loans held-for-sale	$9 million	3%
Total	$330 million	100%

As of December 31, 2006, of the 1,260 loans in the residential portfolio, there were four loans, or 0.50% of loan balances, delinquent more than one payment and another 11 loans representing 1% of the overall balances that were past due for their December payment. The remaining 1,245 residential loans, representing 98.5% of the balances, were current on their monthly payments.

During the quarter we took impairment charges on three custom construction loans for a total of $235,000. Two of the loans are in the greater Portland, Oregon market and the third loan is located in southwest Oregon.

The average loan balance in the permanent-loan portfolio is $208,000, and the average balance in the building-lot portfolio is $118,000. Owner-occupied properties, excluding building lots, constitute 71% of the portfolio. Our underwriting is typically described as non-conforming and largely consists of loans that, for a variety of reasons, are not readily salable in the secondary market at the time of origination. The yield earned on the portfolio is generally much higher than the yield on a more typical “conforming underwriting” portfolio. We underwrite the permanent loans by focusing primarily on the borrower’s credit and our overall exposure on the loan. We manually underwrite all loans and review the loans for compensating factors to offset the non-conforming elements of those loans. We do not currently originate portfolio loans with interest-only payment plans, nor do we originate an “Option ARM” product, where borrowers are given a variety of monthly payment options that allow for the possibility of negative amortization.
Please see the Asset Quality section for a further discussion of the credit quality trends in the loan portfolio.

Portfolio Distribution
The loan portfolio distribution at the end of the fourth quarter was as follows:

Single Family (including loans held-for-sale)	28%
Income Property	28%
Business Banking	16%
Commercial Construction	5%
Single-Family Construction:
Spec	4%
Custom	8%
Consumer	11%
100%

Adjustable-rate loans accounted for 80% of our total portfolio.

(more)

FMSB -Record Profits in 2006
January 23, 2007

DEPOSIT INFORMATION
The number of business checking accounts increased by 13%, from 2,262 at December 31, 2005, to 2,564 as of December 31, 2006, a gain of 302 accounts. The deposit balances for those accounts grew 22%. Consumer checking accounts also increased, from 7,429 in the fourth quarter of 2005 to 7,797 this year, an increase of 368 accounts, or 5%. Our total balances for consumer checking accounts declined 7%.

The following table shows the distribution of our deposits.

	Time Deposits	Checking	Money Market Accounts	Savings
December 31, 2005	64%	14%	21%	1%
March 31, 2006	62%	13%	24%	1%
June 30, 2006	62%	13%	24%	1%
September 30, 2006	63%	13%	23%	1%
December 31, 2006	60%	14%	25%	1%

OUTLOOK FOR FIRST QUARTER 2007
Net Interest Margin
Our forecast for the fourth quarter was a range of 3.85%-3.90%; the margin for the quarter was below that forecast at 3.78%. We had originally expected loan growth in the $10-$15 million range, although part way through the quarter we changed that forecast to a decrease of $5-$15 million. The result for the quarter was a decline in the portfolio of $22 million. Also affecting the margin was the sudden increase in relatively high-yielding money market accounts in the fourth quarter, occurring at the same time that the loan balances were falling.

Our current view is that net loan growth will be modest in the first quarter, in the range of $0-$5 million. A more critical assumption is our plan to increase retail deposits by $19 million. We are also assuming that the yield curve will retain its current slope. If these assumptions prove to be reasonably correct, we anticipate that the margin will remain in a range of 3.75%-3.80% in the first quarter.

Loan Portfolio Growth
The loan portfolio fell $22 million, substantially more than the $5-$15 million decline that we forecast in our revised estimate, and well below our original estimate of a growth in the portfolio of $10-$15 million. Loan originations were up sharply during the quarter, from $120 million in the fourth quarter of 2005 to $147 million this year. Loan prepayments, however, occurred at a blistering pace averaging 39% year-to-date through December. So even though we experienced an excellent quarter in terms of new loan activity, the level of loan prepayments more than offset that result.

We are more hopeful regarding our forecast for the first quarter of 2007, with an estimated net increase of $0-$5 million. We anticipate modest growth in the Business Banking portfolio, with the other business lines maintaining their current portfolio levels.

Noninterest Income
Our estimate for the fourth quarter was a range of $1.6-$1.8 million. The result for the quarter exceeded that forecast at $2 million. The gain on loan sales were $129,000 better than we anticipated and our rental income from the corporate headquarters was $21,000 more than our earlier estimate.

We anticipate that fee income in the first quarter of 2007 will fall within a range of $1.8-$2.2 million. We expect loan sales from sales finance loans to be in the $12-$18 million range.
Noninterest Expense
Our noninterest expense for fourth quarter was $7.3 million, about 4% below our forecast of $7.6-$8 million. Fourth quarter operating expenses were also down on a sequential-quarter basis from earlier quarters this year. We reversed an accrual of $371,000 for the profit sharing plan and the staff bonus in December, as the net income for the year failed to meet our expectations. The profit sharing and bonus accruals had been made earlier in the year when our assumptions for net income were more promising.

Our forecast for the first quarter 2007 is a range of $7.5-$7.8 million, which is flat with the $7.7 million in operating costs in the like quarter of 2006.

www.firstmutual.com

Note: Transmitted on Business Wire at 1:00 p.m. PST, January 23, 2007.